Exhibit 99.1

NEWS RELEASE

PGT Reports 2009 Second Quarter Results

VENICE, FL, August 5, 2009 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the second quarter ended July 4, 2009.  In our second quarter:

▪	Net sales were $46.9 million, an increase of $5.4 million, or 12.9%, compared to the first quarter of 2009. Sales decreased when compared to the prior year second quarter by $13.2 million, or 22.0%.

▪	Gross margin of 31.2% improved compared to the 2009 first quarter gross margin of 23.8%, but declined when compared to gross margin of 35.8% in the second quarter of 2008.

▪	Net income was $342 thousand, compared to an adjusted net loss of $3.7 million in the first quarter of 2009, and adjusted net income of $1.9 million in the second quarter of 2008.

▪
Net income per diluted share was $0.01, compared to an adjusted net loss per diluted share of $0.11 in the first quarter of 2009, and adjusted net income per diluted share of $0.06 in the second quarter of 2008.

▪	EBITDA was $6.0 million, compared to adjusted EBITDA of $2.0 million in the first quarter of 2009 and $9.5 million in the second quarter of 2008.

▪	Solid cash generation was used to make additional debt payments totaling $8.0 million in June.

▪	Cost reductions from initiatives taken in the first quarter of 2009 were fully realized and are on track to produce savings for the rest of the year and beyond.

“We delivered solid operating performance in an environment of new housing starts down 44% compared to the second quarter of 2008, as the challenges faced by the home building industry continue.  Although our sales decreased 22% in the second quarter of 2009 compared to 2008, we were able to generate $5.0 million of cash from our operations” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Additionally, the homebuilding industry began to show some positive signs as several of the nation’s largest home builders reported increases in new home orders and decreases in cancellation rates.  However, credit availability continues to be of concern and the rate of unemployment in some areas is now in the double-digits.  These mixed economic signals make predicting a turn-around in the home building industry difficult, but they may be an indicator of increased stability.  Actions in 2009 to better align costs with the continued decline in our sales levels benefited us in our second quarter results and will benefit us into the future.  We continue to move forward with new product offerings and line expansions and to pursue growth opportunities both inside and outside of Florida.  We are optimistic about our long-term growth opportunities.  In the near-term, we will continue to focus on controlling costs and generating cash.”

Commenting further on the second quarter of 2009, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “Our sales continued to be negatively impacted by the most difficult market conditions we have ever encountered, declining $13.2 million, or 22.0%, from the second quarter of 2008.  However, we saw some encouraging signs in the second quarter, including an increase in sequential quarter sales, and our efficiency initiatives positively impacted our ability to generate cash.  This internally generated cash, coupled with effective management of working capital, enabled us to prepay $8.0 million of outstanding bank debt in June, while cash on hand decreased only $1.7 million during the quarter.”

Mr. Jackson continued, “While we are pleased with the results of our second quarter, we expect the challenges of this unprecedented market downturn to continue through the rest of 2009, and possibly further.  However, we remain committed to investing in our future, controlling costs and strengthening our balance sheet by further reducing debt.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, August 6, 2009, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time:  800-310-8725 (U.S. and Canada) and 719-325-2198 (international). A replay of the call will be available beginning August 6, 2009, at 1:30 p.m. Eastern Time through August 27, 2009. To access the replay, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and refer to passcode 8444495.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. Founded in 1980, the Company employs approximately 1,240 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Florida and North Carolina. Sold through a network of over 1,300 independent distributors, the Company's line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (NASDAQ:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

Financial Schedules to Follow

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales	$46,867	$60,100	$88,381	$114,936
Cost of sales	32,247	38,609	63,866	77,374
Gross margin	14,620	21,491	24,515	37,562
Goodwill impairment charge	-	92,000	-	92,000
Selling, general and administrative expenses	12,541	16,165	27,552	32,434
Income (loss) from operations	2,079	(86,674)	(3,037)	(86,872)
Interest expense	1,737	2,190	3,315	4,917
Other expense (income), net	-	51	6	(56)
Income (loss) before income taxes	342	(88,915)	(6,358)	(91,733)
Income tax benefit	-	(12,266)	-	(13,297)
Net income (loss)	$342	$(76,649)	$(6,358)	$(78,436)

Basic net income (loss) per common share	$0.01	$(2.65)	$(0.18)	$(2.72)

Diluted net income (loss) per common share	$0.01	$(2.65)	$(0.18)	$(2.72)

Weighted average common shares outstanding:
Basic	35,240	28,934	35,220	28,832

Diluted	35,622	28,934	35,220	28,832

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 4,	January 3,
	2009	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$14,609	$19,628
Accounts receivable, net	18,001	17,321
Inventories	9,199	9,441
Deferred income taxes	529	1,158
Other current assets	4,325	5,569
Total current assets	46,663	53,117

Property, plant and equipment, net	69,540	73,505
Other intangible assets, net	69,893	72,678
Other assets, net	1,119	1,317
Total assets	$187,215	$200,617

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,055	$14,582
Current portion of long-term debt and capital lease obligations	102	330
Total current liabilities	14,157	14,912
Long-term debt and capital lease obligations	82,216	90,036
Deferred income taxes	17,844	18,473
Other liabilities	2,901	3,011
Total liabilities	117,118	126,432

Total shareholders' equity	70,097	74,185
Total liabilities and shareholders' equity	$187,215	$200,617

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Reconciliation to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share (1):
Net income (loss)	$342	$(76,649)	$(6,358)	$(78,436)
Reconciling items:
Goodwill impairment charge (2)	-	92,000	-	92,000
Restructuring charges (3)	-	-	3,002	1,752
Tax effect of reconciling items (4)	-	(13,495)	-	(14,178)
Adjusted net income (loss)	$342	$1,856	$(3,356)	$1,138

Weighted average shares outstanding:
Diluted (5)	35,622	28,934	35,220	28,832

Adjusted net income (loss) per share - diluted	$0.01	$0.06	$(0.10)	$0.04

Reconciliation to EBITDA and Adjusted EBITDA:
Net income (loss)	$342	$(76,649)	$(6,358)	$(78,436)
Reconciling items:
Depreciation and amortization expense	3,936	4,266	8,032	8,451
Interest expense	1,737	2,190	3,315	4,917
Income tax benefit	-	(12,266)	-	(13,297)
EBITDA	6,015	(82,459)	4,989	(78,365)
Add-backs:
Goodwill impairment charge (2)	-	92,000	-	92,000
Restructuring charges (3)	-	-	3,002	1,752
Adjusted EBITDA	$6,015	$9,541	$7,991	$15,387
Adjusted EBITDA as percentage of net sales	12.8%	15.9%	9.0%	13.4%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 5, 2009.

(2) Represents the write-down of the carrying value of goodwill. The $92.0 million non-cash impairment charge was an estimate based on the results of preliminary impairment tests that the Company completed in the 2008 third quarter, which resulted in an additional non-cash goodwill impairment charge of $1.3 million.

(3) Represents charges related to restructuring actions taken in the first quarters of 2009 and 2008. These charges relate primarily to employee separation costs. Of the $3.0 million restructuring charge in 2009, $1.4 million is included in cost of goods sold and $1.6 million is included in selling, general and administrative expenses. Of the $1.8 million restructuring charge in 2008, $1.1 million was included in cost of goods sold and $0.7 million was included in selling, general and administrative expenses.

(4) In 2009, the tax benefit of the reconciling item is offset by an increase in the valuation allowance for deferred taxes.

(5) Due to the net losses in the first six months of 2009 and in the second quarter and first six months of 2008, the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for 2008 has been restated to give effect to the market value premium contained in the rights offering at the time of the offering.